CERTIFICATIONS

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of CURO Group Holdings Corp. (the “Company”) that the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date: July 28, 2021
_/s/ Don Gayhardt_____________
Don Gayhardt
Chief Executive Officer
(Principal Executive Officer)

_/s/ Roger Dean___________
Roger Dean
Treasurer, Executive Vice President, Chief Financial Officer
and Acting Chief Accounting Officer
(Principal Financial Officer)